Exhibit 99.08

Ambac Financial Group, Inc.

One State Street Plaza

New York, NY 10004

212.668.0340

News Release

For Immediate Release

Investor/Media Contact: Peter R. Poillon

(212) 208-3333

ppoillon@ambac.com

Web site: www.ambac.com

AMBAC FINANCIAL GROUP, INC. ANNOUNCES THIRD QUARTER NET INCOME OF $175.1 MILLION, DOWN 5% REPORTS HURRICANE KATRINA LOSS ESTIMATE OF $60.0 MILLION, AFTER-TAX

Third Quarter Net Income Per Diluted Share of $1.61, down 2%,

Third Quarter Credit Enhancement Production(1) $256.6 million, down 6%

NEW YORK, October 19, 2005—Ambac Financial Group, Inc. (NYSE: ABK) (Ambac) today announced third quarter 2005 net income of $175.1 million, or $1.61 per diluted share. This represents a 5% decrease from third quarter 2004 net income of $183.5 million, and a 2% decrease in net income per diluted share from $1.65 in the third quarter of 2004. The third quarter 2005 results were negatively impacted by a loss provision amounting to $60.0 million on an after-tax basis, or $0.55 per diluted share, related to its exposure to municipal finance credits impacted by Hurricane Katrina.

Net Income Per Diluted Share

Net income and net income per diluted share are computed in conformity with U.S. generally accepted accounting principles (GAAP). However, many research analysts and investors do not limit their analysis of our earnings to a strictly GAAP basis. In order to assist investors in their understanding of quarterly results, Ambac provides other information.

Earnings measures reported by research analysts typically exclude the net income impact of net gains and losses from sales of investment securities and mark-to-market gains and losses on credit, total return and non-trading derivative contracts (collectively “net security gains and losses”) and certain non-recurring and other items. Certain research analysts and investors further exclude the net income impact of accelerated premiums earned on guaranteed obligations that have been refunded and other accelerated earnings (“accelerated earnings”). During the third quarter 2005, net security gains and losses had the effect of increasing net income by $8.8 million, $0.08 on a per diluted share basis. Accelerated earnings had the effect of increasing net income by $28.5 million, or $0.26 per diluted share for the third quarter 2005. Table I, below, provides third quarter and nine-month comparisons of earnings for the years 2005 and 2004.

Ambac Third Quarter 2005 Earnings/2

Table I

	Third Quarter			Nine months
	2005	2004	% Change	2005	2004	% Change
Net income per diluted share	$1.61	$1.65	- 2%	$4.97	$4.84	+ 3%
Effect of net security gains	$(0.08)	$(0.06)	n.a.	$(0.27)	$(0.17)	n.a.
Non-recurring and other(a)	$0.00	$0.00	n.a.	$0.00	$(0.02)	n.a.

Sub-total excluding effect of net security gains/losses and non-recurring items(b)	$1.53	$1.59	- 4%	$4.70	$4.65	+ 1%
Effect of Accelerated earnings	$(0.26)	$(0.11)	n.a.	$(0.56)	$(0.35)	n.a.

Total excluding items	$1.27	$1.48	- 14%	$4.14	$4.30	- 4%

(a)	2004 third quarter and nine months results have been adjusted by $1.3 million and $3.5 million, respectively, for expenses related to Ambac’s contingent capital facility to be comparable with 2005 reporting.
(b)	Consensus earnings that are reported by earnings estimate services, such as First Call, are on this basis, which excludes net security gains and losses and non-recurring items.

Commenting on the overall results, Ambac President and Chief Executive Officer, Robert J. Genader, noted, “Our operating results, excluding the $0.55 per share impact of Hurricane Katrina, were pretty good considering the tight credit spreads and increased competition that have persisted during the past 18 months. Domestic top-line production in both public and structured finance was encouraging, with attractive deals closed in a wide array of sectors. European booked business was sparse despite strong activity and growing pipelines – it remains a lumpy and less predictable business flow with long lead times.” Mr. Genader continued, “The story of the quarter was Hurricane Katrina and the physical destruction and human suffering that it wrought. While early in the assessment process, we have completed a detailed loss analysis using the best information we could develop. By its very nature, it will be an evolving situation which will require and get our full attention on surveillance and active remediation. On a positive note, the balance of our risk portfolio showed improvement.”

Revenues

Highlights

•	Credit enhancement production(1) in the third quarter of 2005 was $256.6 million, down 6% from the third quarter of 2004 which came in at $273.7 million. Growth in U.S. public finance was more than offset by a decline in production in U.S. structured finance and international.

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Ambac Third Quarter 2005 Earnings/3

Credit enhancement production for the nine months of 2005 of $853.5 million was 10% lower than credit enhancement production of $943.6 million in the same period of 2004 primarily driven by tighter credit spreads across many of the markets that Ambac serves.

Table II, below, provides the third quarter and nine-month comparisons of credit enhancement production by market sector, for 2005 and 2004.

Table II

Credit Enhancement Production(1)

	Third Quarter			Nine months
$-millions	2005	2004	% Change	2005	2004	% Change
Public Finance	$118.3	$105.9	+ 12%	$397.3	$440.5	- 10%
Structured Finance	110.5	123.5	- 11%	329.1	290.3	+ 13%
International	27.8	44.3	- 37%	127.1	212.8	- 40%

Total	$256.6	$273.7	- 6%	$853.5	$943.6	- 10%

•	In Public Finance, municipal market issuance, as reported by third party sources, was 27% higher in the third quarter of 2005 than in the comparable prior period while insured market penetration remained strong at 55% but slightly lower than third quarter of 2004. Transactions guaranteed during the quarter included strong writings in the health care and municipal lease sectors of the market offset by lower writings in the municipal utilities and housing sectors. Spreads in U.S. public finance remain fairly attractive, however, pricing has been impacted by increased competition from other financial guarantors. U.S. structured finance production during the quarter was good but slightly lower than the comparable prior period as significant commercial asset-backed securitization activity was offset by lower consumer asset-backed writings. Competition from the market in the form of senior/subordination execution remains strong in many sectors. International writings were slow for the quarter but opportunities are plentiful across many business sectors and geographies. The international segment production is lumpy primarily due to long transaction closing cycles typically caused by the size and complexity of the deals.

•	Net premiums written in the third quarter of 2005 of $203.6 million were 6% higher than net premiums written of $191.9 million in the same period of 2004. Gross premiums written in the third quarter of 2005 and 2004 were offset by $34.3 million and $18.7 million, respectively, in ceded premiums. Ceded premiums as a percentage of gross premiums written were 14% and 9% for the third quarter of 2005 and 2004, respectively. The mix of business underwritten and greater reinsurance treaty participation during the quarter drove the increase.

Net premiums written for the nine months of 2005 of $728.0 million were 5% lower than net premiums written of $763.6 million in the same period of 2004. Excluding the impact of return premiums in each of the periods ($55.8 million in the first quarter of 2005 and $64.8 million in the second quarter of 2004), net premiums written are down 4%, period on period due to less U.S. public finance business written (where premiums are primarily collected up front) and greater reinsurance treaty participation during 2005.

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Ambac Third Quarter 2005 Earnings/4

A breakdown of gross premiums written by market sector and ceded premiums for the third quarter and nine-month periods of 2005 and 2004 are included below in Table III.

Table III

Premiums Written

	Third Quarter			Nine months
$-millions	2005	2004	% Change	2005	2004	% Change
Public Finance	$111.7	$93.1	+ 20%	$393.2	$431.8	- 9%
Structured Finance	78.1	69.6	+ 12%	231.2	211.2	+ 9%
International	48.1	47.9	0%	165.3	157.2	+ 5%

Total Gross Premiums Written	237.9	210.6	+ 13%	789.7	800.2	- 1%
Ceded Premiums Written	(34.3)	(18.7)	+ 83%	(61.7)	(36.6)	+ 69%

Net Premiums Written	$203.6	$191.9	+ 6%	$728.0	$763.6	- 5%

•	Net premiums earned and other credit enhancement fees for the third quarter of 2005 were $231.1 million, which represented an 18% increase from the $195.3 million earned in the third quarter of 2004. Net premiums earned increased for all market sectors but was most significant in U.S. public finance where accelerated premiums were very strong during the quarter.

Net premiums earned include accelerated premiums, which result from refundings, calls and other accelerations recognized during the quarter. Accelerated premiums were $48.9 million in the third quarter of 2005 (which had a net income per diluted share effect of $0.26), up 133% from $21.0 million ($0.11 per diluted share) in accelerated premiums in the third quarter of 2004. The third quarter 2005 was impacted by one large refunded transaction, representing almost half of the total accelerated amount. Long-term interest rates have remained relatively low during 2005 and we continue to see strong refunding activity in our public finance segment. However, as interest rates rise, the level of accelerated premiums should decline.

Net premiums earned and other credit enhancement fees for the nine months of 2005 were $648.6 million, which represented a 13% increase from $573.6 million earned in the nine months of 2004. Accelerated premiums were $107.9 million for the nine months of 2005 ($0.56 per diluted share), up 56% from $69.2 million ($0.35 per diluted share) in accelerated premiums for the nine months of 2004. Accelerated premiums in 2005 include the impact of a reinsurance cancellation in the first quarter of 2005 amounting to $4.5 million. Accelerated premiums in 2004 include the impact of reinsurance cancellations in the second quarter of 2004 amounting to $10.4 million.

A breakdown of net premiums earned and other credit enhancement fees by market sector for the third quarter and nine months of 2005 and 2004 are included below in Table IV. Normal net premiums earned exclude accelerated premiums that result from refundings, calls and other accelerations.

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Ambac Third Quarter 2005 Earnings/5

Table IV

Net Premiums Earned and Other Credit Enhancement Fees

	Third Quarter			Nine months
$-millions	2005	2004	% Change	2005	2004	% Change
Public Finance	$56.9	$53.5	+ 6%	$166.7	$153.3	+ 9%
Structured Finance	71.4	70.2	+ 2%	211.7	203.4	+ 4%
International	53.9	50.6	+ 7%	162.3	147.7	+ 10%

Total Normal Premiums/Fees	182.2	174.3	+ 5%	540.7	504.4	+ 7%
Accelerated Premiums/Fees	48.9	21.0	+ 133%	107.9	69.2	+ 56%

Total	$231.1	$195.3	+ 18%	$648.6	$573.6	+ 13%

Public finance earned premiums, before accelerations, grew 6%. Earned premium growth in this segment has been negatively impacted by the high level of refunding activity in Ambac’s public finance book. The high refunding level has substantially offset the positive impact resulting from our focus on higher value-added structured municipal transactions.

Structured finance earned premiums and other credit enhancement fees grew 2%. The rate of growth in structured finance has slowed significantly over the past 18 months, adversely impacted by lower premium production in mortgage-backed and home equity securitizations and pooled debt obligations. These relatively short-term asset classes had experienced significant growth in years prior to 2004, fueled by heavy issuance and wide spreads. However, narrowing credit spreads and increased competition has led to significantly lower writings in these segments. The lower business writings combined with the high level of principal pay downs (mortgage-backed securities) and deal terminations (CDOs) has reduced the size of the portfolios, resulting in lower earnings from these specific asset classes.

International earned premiums and other credit enhancement fees grew 7%. The rate of growth in this sector has also slowed in 2005. The decline is driven primarily by maturities and calls of our pooled debt obligations outstanding. Additionally, new business generation in this asset class has slowed somewhat as credit spreads have generally narrowed, reducing the need for financial guarantee protection.

•	Net investment income for the third quarter of 2005 was $110.6 million, representing an increase of 22% from $90.5 million in the comparable period of 2004. Net investment income excluding net investment income from Variable Interest Entities (“VIEs”) for the third quarter of 2005 was $98.5 million, representing an increase of 10% from $89.6 million in the third quarter of 2004. This increase was due primarily to the growth in the investment portfolio driven by ongoing collection of financial guarantee premiums and fees and a net positive adjustment to investment income for certain municipal securities within the investment portfolio that have been pre-refunded. A pre-refunding shortens the maturity of a bond resulting in accelerated amortization of bond premium or discount These positive effects on investment income during the period were partially offset by a lower reinvestment rate and use of cash for repurchases of Ambac stock during 2005 totaling approximately $300 million. Net

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Ambac Third Quarter 2005 Earnings/6

investment income from VIEs for the third quarter of 2005 was $12.1 million, up from $0.9 million in the third quarter of 2004. Investment income from VIEs results from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46. The increase in interest income from VIEs reflects the consolidation of two transactions executed in the fourth quarter of 2004. Investment income from VIEs is offset by interest expense on VIEs, shown separately in the Consolidated Statements of Operations.

Net investment income (including net investment income from VIEs) for the nine months of 2005 was $317.1 million, representing an increase of 19% from $267.1 million in the comparable period of 2004, primarily as a result of the reasons provided above.

Financial services. The financial services segment is comprised of the investment agreement business and derivative products business. The investment agreement business is managed with the goal of approximately matching the cash flows of the investment agreement liabilities with the cash flows of the related investment portfolio. The primary activities in the derivative products business are intermediation of interest rate and currency swap transactions and taking total return swap positions on certain fixed income obligations. Gross interest income less gross interest expense from investment and payment agreements plus results from the derivative products business, excluding net realized investment gains and losses and unrealized gains and losses on total return swaps and non-trading derivative contracts, were $17.1 million in the third quarter of 2005, up 23% from $13.9 million in the third quarter of 2004. The increase was driven by spread improvement in the investment agreement business and net mark-to-market gains in the derivative products business primarily resulting from the decrease in the ratio of tax-exempt interest rates to taxable interest rates.

Financial services revenues, as defined above, were $35.4 million in the nine months of 2005, down 15% from the $41.7 million in the first nine months of 2004, primarily due to lower revenues in the derivative products business.

Expenses

Highlights

•	Financial guarantee expenses of $128.6 million for the third quarter of 2005 increased by 188% over the $44.6 million of expenses for the same quarter of 2004. Financial guarantee loss and loss expenses grew significantly from $17.7 million in the third quarter of 2004 to $89.1 million in the third quarter of 2005, due to increased reserves resulting from municipal exposures in the region impacted by Hurricane Katrina, as described below in “Loss Reserve Activity”. Net underwriting and operating expenses of the financial guarantee segment totaled $27.8 million in the third quarter of 2005, up 6% from $26.2 in the third quarter of 2004. Interest expense on VIE notes amounting to $11.6 million and $0.7 million in the third quarter of 2005 and 2004, respectively, result from the consolidation of certain trusts that Ambac has insured and consolidated under accounting pronouncement FIN 46.

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Ambac Third Quarter 2005 Earnings/7

Financial guarantee expenses of $259.2 million for the nine months of 2005 increased by 90% over the $136.1 million of expenses for the same period of 2004. Financial guarantee loss and loss expenses of $134.3 million for the nine months of 2005 increased 155% from $52.7 million in 2004 primarily due to the Hurricane Katrina provisioning, described below. Net underwriting and operating expenses of the financial guarantee segment for the first nine months totaled $89.9 million, up 11% from $81.3 in the comparable period of 2004, primarily due to higher compensation costs.

•	Financial services other expenses, which represent the operating expenses for the segment, amounted to $2.9 million for the third quarter of 2005, down 12% from $3.3 million in the comparable prior period.

Financial services expenses for the nine months of 2005 of $10.2 million were relatively flat to the comparable prior period.

Loss Reserve Activity

•	Case basis loss reserves (loss reserves for exposures that have defaulted) decreased $3.7 million during the third quarter of 2005 from $86.6 million at June 30, 2005 to $82.9 million at September 30, 2005.

•	Active credit reserves (“ACR”) are established for probable and estimable losses due to credit deterioration on insured transactions that are considered adversely classified. Ambac continuously monitors its insured portfolio actively seeking to mitigate claims. The ACR increased by $79.3 million during the quarter, primarily as a result of municipal exposures to the region impacted by Hurricane Katrina. Ambac’s exposure to losses as a result of the hurricane is derived primarily from its guarantees of municipal bonds in the greater New Orleans area and the Gulf-front regions that were most severely impacted by the storm. The company has classified 35 individual obligations in the region with total net par outstanding of approximately $1.1 billion. To date, Ambac has paid three claims on obligations in the region, totaling approximately $2.0 million and has subsequently recovered the full amounts. In determining our loss estimate, our analysis has considered the unprecedented nature of the disaster, including the displacement of the communities’ residents, and the unique aspects of each insured bond, such as the nature of the revenue source, the level of debt service reserves, if any, and other transaction protections. Ambac’s estimate of losses related to the hurricane was made without regard to any potential federal, state or local government assistance to individual municipalities or institutions. The credit loss estimation process involves the exercise of considerable judgment. Due to the nature of the loss reserve estimate, Ambac’s ultimate actual loss associated with the hurricane may be materially different than the current estimate and thereby may affect future operating results. Ambac will continue to assess the impact of Hurricane Katrina on the fourth quarter and subsequent periods as more information becomes available to us. Ambac does not have material exposure to credits adversely affected by Hurricane Rita. Outside of the ACR activity related to the hurricane, the remaining portfolio experienced slightly favorable credit migration during the quarter.

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Ambac Third Quarter 2005 Earnings/8

Other Items

•	Total net securities gains/(losses) for the third quarter of 2005 were $14.5 million on a pre-tax basis, or $0.08 per diluted share; consisting of net realized gains on investment securities of $9.5 million, net mark-to-market gains on credit and total return derivatives of $3.9 million and net mark-to-market gains on non-trading derivative contracts of $1.1 million. For the third quarter of 2004, net securities gains/(losses) were $10.1 million on a pre-tax basis, or $0.06 per diluted share; consisting of net realized gains on investment securities of $6.6 million, net mark-to-market gains on credit and total return derivatives of $3.0 million and net mark-to-market gains on non-trading derivative contracts of $0.5 million.

Total net securities gains/(losses) for the nine months of 2005 were $53.1 million, or $0.27 per diluted share, consisting of net realized gains on investment securities of $10.8 million, net mark-to-market losses on credit and total return derivatives of ($7.0) million and net mark-to-market gains on non-trading derivative contracts of $49.3 million. As discussed in the previous quarter, the mark-to-market gains on non-trading derivative contracts related almost entirely to interest rate hedge contracts related to long-term fixed rate liabilities in Ambac’s investment agreement business that were highly effective from an economic perspective but did not meet the technical requirements of FAS 133. As of July 1, 2005, the hedges were redesignated to meet the technical requirements and it is expected that the mark-to-market of the hedge and hedged item will substantially offset each other in the income statement prospectively. For the nine months of 2004 net securities gains were $29.3 million, or $0.17 per diluted share, consisting of net realized gains on investment securities of $27.6 million, mark-to-market gains on credit derivatives and total return swaps of $15.2 million and net mark-to-market losses on non-trading derivative contracts of ($13.5) million.

Balance Sheet

Highlights

•	Total assets as of September 30, 2005 were $19.06 billion, up 2% from total assets of $18.74 billion at December 31, 2004. The increase was driven by cash generated from business written during the period offset by a decrease in the unrealized gains in the investment portfolio driven by higher long-term interest rates and stock repurchases during the period. As of September 30, 2005, stockholders’ equity was $5.19 billion, a 3% increase from year-end 2004 stockholders’ equity of $5.02 billion. The increase was primarily the result of net income during the period, offset by lower “Accumulated Other Comprehensive Income,” driven by higher long-term interest rates and stock repurchases during the period.

Stock Repurchase Activity

During the quarter, Ambac repurchased approximately 2.4 million shares of its stock at a total cost of approximately $164.4 million. Year-to-date repurchases have amounted to approximately 4.3 million shares at a total cost of approximately $298.2 million. The company has approximately 4.6 million shares remaining under the Company’s Share Repurchase Program authorized by the Board of Directors earlier this year.

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Ambac Third Quarter 2005 Earnings/9

Cash Dividend Declared

At its October 2005 Board meeting, the Board of Directors of Ambac Financial Group, Inc. approved the regular quarterly cash dividend of $0.15 per share of common stock. The dividend is payable on December 7, 2005 to stockholders of record on November 10, 2005.

Forward-Looking Statements

This release, in particular the President and Chief Executive Officer’s remarks, contains statements about our future results that may be considered “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. We caution you that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or implied in the forward-looking statements. Among the factors that could cause actual results to differ materially are (1) changes in the economic, credit, or interest rate environment in the United States and abroad; (2) the level of activity within the national and worldwide debt markets; (3) competitive conditions and pricing levels; (4) legislative and regulatory developments; (5) changes in tax laws; (6) the policies and actions of the United States and other governments; (7) changes in capital requirement or other criteria of rating agencies; (8) changes in accounting principles or practices that may impact the Company’s reported financial results; (9) inadequacy of reserves established for losses and loss adjustment expenses; (10) default of one or more of the Company’s reinsurers; (11) market spreads and pricing on insured pooled debt obligations and other derivative products insured or issued by the Company; (12) prepayment speeds on insured asset-backed securities and other factors that may influence the amount of installment premiums paid to the Company; and (13) other risks and uncertainties that have not been identified at this time. We undertake no obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved, except as required by law.

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Ambac Financial Group, Inc., headquartered in New York City, is a holding company whose affiliates provide financial guarantees and financial services to clients in both the public and private sectors around the world. Ambac’s principal operating subsidiary, Ambac Assurance Corporation, a leading guarantor of public finance and structured finance obligations, has earned triple-A ratings, the highest ratings available from Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services, Fitch, Inc. and Rating and Investment Information, Inc. Ambac Financial Group, Inc. common stock is listed on the New York Stock Exchange (ticker symbol ABK).

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Ambac Third Quarter 2005 Earnings/10

Footnotes

(1)	Credit enhancement production, which is not promulgated under GAAP, is used by management, equity analysts and investors as an indication of new business production in the period. Credit enhancement production, which Ambac reports as analytical data, is defined as gross (direct and assumed) up-front premiums plus the present value of estimated installment premiums on insurance policies and structured credit derivatives issued in the period. The definition of credit enhancement production used by Ambac may differ from definitions of credit enhancement production used by other public holding companies of financial guarantors. The following table reconciles credit enhancement production to gross premiums written calculated in accordance with GAAP:

$-millions	Third Quarter		Nine months
	2005	2004	2005	2004
Credit enhancement production	$257	$274	$854	$944
Present value of estimated installment premiums written on insurance policies and structured credit derivatives issued in the period	(143)	(180)	(446)	(495)

Gross up-front premiums written	$114	$94	$408	$449
Gross installment premiums written on insurance policies	124	117	382	351

Gross premiums written	$238	$211	$790	$800

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Ambac Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

For the Three and Nine Months Ended September 30, 2005 and 2004

(Dollars in Thousands Except Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Financial Guarantee:
Gross premiums written	$237,943	$210,587	$789,697	$800,217
Ceded premiums written	(34,296)	(18,649)	(61,707)	(36,586)

Net premiums written	$203,647	$191,938	$727,990	$763,631

Net premiums earned	$218,098	$183,499	$610,974	$538,527
Other credit enhancement fees	13,014	11,839	37,617	35,084

Net premiums earned and other credit enhancement fees	231,112	195,338	648,591	573,611
Net investment income	110,646	90,454	317,104	267,088
Net realized investment gains	5,013	7,358	6,004	22,523
Net mark-to-market gains (losses) on credit derivative contracts	1,555	(330)	(4,785)	9,888
Other income (loss)	2,859	799	6,150	(10,014)
Financial Services:
Interest from investment and payment agreements	70,854	48,452	192,951	146,542
Derivative products	8,896	7,175	13,202	20,269
Net realized investment gains (losses)	4,520	(830)	4,808	5,013
Net mark-to-market gains (losses) on total return swap contracts	2,347	3,277	(2,255)	5,301
Net mark-to-market (losses) gains on non-trading derivatives	(57)	22	48,869	126
Corporate:
Net investment income	515	416	1,320	1,172
Net realized investment gains	—	—	—	18

Total revenues	438,260	352,131	1,231,959	1,041,537

Expenses:
Financial Guarantee:
Loss and loss expenses	89,126	17,700	134,255	52,700
Underwriting and operating expenses	27,844	26,186	89,939	81,299
Interest expense on variable interest entity notes	11,623	710	35,018	2,102
Financial Services:
Interest from investment and payment agreements	62,602	41,736	170,781	125,106
Other expenses	2,912	3,349	10,162	10,425
Interest	13,627	13,722	40,653	40,808
Corporate	3,548	2,678	11,291	7,468

Total expenses	211,282	106,081	492,099	319,908

Income before income taxes	226,978	246,050	739,860	721,629
Provision for income taxes	51,861	61,632	193,102	184,560

Income from continuing operations	175,117	184,418	546,758	537,069

Discontinued operations:
Loss from discontinued operations	—	(799)	—	(1,349)
Income tax benefit	—	160	—	(60)

Net loss from discontinued operations	—	(959)	—	(1,289)

Net income	$175,117	$183,459	$546,758	$535,780

Earnings per share:
Income from continuing operations	$1.63	$1.68	$5.02	$4.90

Discontinued operations	$0.00	$(0.01)	$0.00	$(0.01)

Net income	$1.63	$1.67	$5.02	$4.89

Earnings per diluted share:
Income from continuing operations	$1.61	$1.66	$4.97	$4.85

Discontinued operations	$0.00	$(0.01)	$0.00	$(0.01)

Net income	$1.61	$1.65	$4.97	$4.84

Weighted average number of common shares outstanding:
Basic	107,392,176	109,771,249	108,891,738	109,468,844

Diluted	108,484,035	111,107,367	110,121,701	110,777,264

Ambac Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2005 and December 31, 2004

(Dollars in Thousands Except Share Data)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets

Investments:
Fixed income securities, at fair value (amortized cost of $14,757,218 in 2005 and $13,425,475 in 2004)	$15,155,998	$13,901,218
Fixed income securities pledged as collateral, at fair value (amortized cost of $383,545 in 2005 and $345,195 in 2004)	376,928	341,742
Short-term investments, at cost (approximates fair value)	175,097	521,226
Other (cost of $3,781 in 2005 and $3,731 in 2004)	4,412	4,234

Total investments	15,712,435	14,768,420

Cash	28,468	19,957
Securities purchased under agreements to resell	32,000	353,000
Receivable for securities sold	1,136	1,319
Investment income due and accrued	155,715	162,506
Reinsurance recoverable on paid and unpaid losses	1,160	16,765
Prepaid reinsurance	287,161	297,330
Deferred acquisition costs	201,734	184,766
Loans	1,347,136	1,405,700
Derivative assets	1,145,224	1,455,609
Other assets	150,132	77,523

Total assets	$19,062,301	$18,742,895

Liabilities and Stockholders’ Equity

Liabilities:
Unearned premiums	$2,875,956	$2,778,893
Loss and loss expense reserve	288,822	254,055
Ceded reinsurance balances payable	19,072	18,248
Obligations under investment and payment agreements	6,902,790	6,813,914
Obligations under investment repurchase agreements	201,680	266,806
Deferred income taxes	266,199	217,373
Current income taxes	1,627	16,406
Long-term debt	1,860,727	1,866,207
Accrued interest payable	79,581	71,058
Derivative liabilities	987,545	1,206,740
Other liabilities	240,928	208,732
Payable for securities purchased	143,379	6

Total liabilities	13,868,306	13,718,438

Stockholders’ equity:
Preferred stock	—	—
Common stock	1,091	1,089
Additional paid-in capital	716,870	694,465
Accumulated other comprehensive income	235,502	296,814
Retained earnings	4,520,475	4,032,089
Common stock held in treasury at cost	(279,943)	—

Total stockholders’ equity	5,193,995	5,024,457

Total liabilities and stockholders’ equity	$19,062,301	$18,742,895

Number of shares outstanding (net of treasury shares)	105,150,417	108,915,944

Book value per share	$49.40	$46.13

Ambac Assurance Corporation and Subsidiaries

Capitalization Table - GAAP

September 30, 2005 and December 31, 2004

(Dollars in Millions)

The following table sets forth Ambac Assurance’s consolidated capitalization as of September 30, 2005 and December 31, 2004, respectively, on the basis of accounting principles generally accepted in the United States of America.

	September 30, 2005	December 31, 2004
	(unaudited)
Unearned premiums	$2,888	$2,783
Long-term debt	1,069	1,074
Other liabilities	2,014	2,192

Total liabilities	5,971	6,049

Stockholder’s equity:
Common stock	82	82
Additional paid-in capital	1,252	1,233
Accumulated other comprehensive income	165	238
Retained earnings	4,314	4,094

Total stockholder’s equity	5,813	5,647

Total liabilities and stockholder’s equity	$11,784	$11,696